Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of CyberOptics Corporation of our report dated March 9, 2009 relating to the financial statements of CyberOptics Corporation as of December 31, 2008 and for the years ended December 31, 2008 and 2007, which appears in the Annual Report on Form 10-K of CyberOptics Corporation for the year ended December 31, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

Minneapolis, Minnesota

May 12, 2010